Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Stock Incentive Plan, 2017 Stock Option and Incentive Plan, and 2017 Employee Stock Purchase Plan of Allena Pharmaceuticals, Inc. of our report dated August 18, 2017, except for Note 16 as to which the date is October 23, 2017, with respect to the consolidated financial statements of Allena Pharmaceuticals, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-220857) and related Prospectus of Allena Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

Boston, Massachusetts

November 2, 2017